Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Qualification Offering Circular Amendment No.1 to the Regulation A Offering Circular of RSE Innovation, LLC on Form 1-A (No. 024-11612) to be filed on or about February 11, 2022 of our report dated February 10, 2022, on our audits of the Company’s financial statements as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from May 20, 2020 (inception) to December 31, 2020, which report was included in the annual report on Form 1-K filed on February 11, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

February 11, 2022